CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Desert Hawk Gold Corp.
Spokane, WA

We hereby consent to the inclusion in the Form S-8 Registration Statement dated February 10, 2010 of our Report of Independent Registered Public Accounting Firm incorporated by reference dated April 7, 2011 on our audit of the consolidated financial statements of Desert Hawk Gold Corp. (the "Company") as of December 31, 2010 and 2009, and for the period of May 1, 2009 (entry into Exploration Stage) through December 31, 2010, as included in the Company's Form 10-K/A-1 Annual Report filed with the SEC on August 9, 2011.

Sincerely,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, UT
August 9, 2011